EXHIBIT 5.1
THOMPSON HINE LLP
August 7, 2008
Robbins & Myers, Inc.
51 Plum Street, Suite 260
Dayton, Ohio 45440
Ladies and Gentlemen:
     Reference is made to the offering by M.H.M. & Co., Ltd., a shareholder of Robbins & Myers, Inc., an Ohio corporation (the “Company”), of up to an aggregate of 2,994,254 common shares of the Company (the “Shares”), pursuant to a Registration Statement on Form S-3ASR being filed under the Securities Act of 1933 (the “Registration Statement”).
     As counsel for the Company, we have examined and are familiar with the Amended Articles of Incorporation of the Company and various corporate records and other proceedings relating to the organization of the Company and the issuance of the Shares. Based upon the foregoing and upon investigation of such other matters as we consider appropriate to permit us to render an informed opinion, it is our opinion that:
     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.
     2. The Shares are duly authorized, validly issued, fully paid and non-assessable.
     We are members of the bar of the State of Ohio and, accordingly, we do not express any opinion as to any matter governed by any laws other than the laws of the State of Ohio and the federal laws of the United States of America.
     This letter is limited to the specific issues addressed herein and the opinion rendered above is limited in all respects to laws and facts existing on the date hereof. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any changes in such laws or facts or in the interpretation of such laws that may occur after the date hereof.
     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Shares.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement. However, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ THOMPSON HINE LLP JMR:LSH